United Security Bancshares - Third Quarter Profits: $1.4 Million

FRESNO, Calif., Oct. 16, 2012 /PRNewswire/ -- United Security Bancshares (http://www.unitedsecuritybank.com) (Nasdaq Global Select: UBFO) reported today unaudited consolidated net income of $1.4 million or $0.10 per basic and diluted common share for the quarter ended September 30, 2012 and $4.6 million or $.33 per basic and diluted common share for the nine months ended September 30, 2012, as compared to a net loss of $1.5 million or ($0.10) per basic and diluted common shares for the quarter ended September 30, 2011 and a net loss of $7.5 million or ($.53) per basic and diluted shares for the nine months ended September 30, 2011.

Annualized return on average equity (ROAE) for the quarter ended September 30, 2012 was 8.72%, compared to (29.58%) for the same period in 2011, and was 9.82% for the nine months ended September 30, 2012 compared to (13.68)% for the nine months ended September 30, 2011. Annualized return on average assets (ROAA) was .87% for the three months ended September 30, 2012 compared to (2.98%) for the same three-month period in 2011, and was 0.99% for the nine months ended September 30, 2012 compared to (1.50%) for the nine months ended September 30, 2011.

The Board of Directors of United Security Bancshares declared a thirdquarter 2012 stock dividend of one percent (1%) on September 26, 2012. The stock dividend was payable to shareholders of record on October 12, 2012, and the shares will be issued on October 24, 2012.

Dennis R. Woods, President and Chief Executive Officer of the Company, states, "We continue to see positive trends that are in alignment with the continued improvement in the weak economy and depressed real estate values." Shareholders' equity at September 30, 2012 was $67.7 million, up $5.0 million from shareholders' equity of $62.2 million at December 31, 2011.

Net interest income before provision for credit losses for the quarter ended September 30, 2012 totaled $5.6 million and $17.7 million for the nine months ended September 30, 2012, down just $618,000 from $6.2 million reported for the quarter ended September 30, 2011 and down $1.1 million from the $18.7 million reported for the nine months ended September 30, 2011, respectively. The net interest margin was 4.23% for the quarter ended September 30, 2012, and 4.53% for the nine months ended September 30, 2012, as compared to 4.42% for the quarter ended September 30, 2011 and 4.45% for the nine months ended September 30, 2011. The Company continues to benefit from decreasing costs on interest-bearing liabilities.

Noninterest income for the quarter ended September 30, 2012 totaled $1.1 million, reflecting a decrease of $2.2 million from the $3.3 million in noninterest income reported for the quarter ended September 30, 2011. Noninterest income for the nine months ended September 30, 2012 totaled $5.6 million, reflecting an increase of $33,000 from $5.6 million in noninterest income reported for the nine months ended September 30, 2011.Customer service fees continue to provide the majority of the Company's noninterest income from operations, totaling $902,000 for the quarter ended September 30, 2012, as compared to $956,000 for the quarter ended September 30, 2011, and $2.7 million for the nine months ended September 30, 2012 and 2011. Changes in noninterest income on a quarter-to-quarter comparative basis between the third quarters of 2012 and 2011 are largely the result of a decrease of $2.1 million in gains recognized on the fair value of financial liabilities.. On a nine month comparative basis, the change in noninterest income of $33,000 includes an increase of $1.8 million on gains realized on the sale of investments and an increase of $515,000 on gains realized on the sale of other real estate owned, offset by a decrease of $2.1 million in gains recognized on the fair value of financial liabilities. The gain on sale of investments of $1.8 million for the nine months ended September 30, 2012 is included in other non interest income.

Noninterest expense totaled $4.6 million for the quarter ended September 30, 2012, down $3.5 million from the $8.1 million reported for the quarter ended September 30, 2011. For the nine months ended September 30, 2012, noninterest expense totaled $15.0 million as down $7.4 million from the $22.4 million for the nine months ended September 30, 2011. Between the third quarters of 2012 and 2011 , the company experienced significant decreases in impairment losses on investment securities, impairment losses on other real estate owned, other real estate owned expenses, and professional fees. On a nine month comparative basis, additional decreases in the above listed areas as well as decreases in impairment losses on goodwill, and regulatory assessments contributed to the overall decrease.

The Company had a provision for loan loss reserve of $4,000 for the quarter ended September 30, 2012 and $1.0 million for the nine months ended September 30, 2012, compared to $2.4 million for the quarter ended September 30, 2011 and $12.5 million for the nine months ended September 30, 2011. Net loan charge-offs totaled $456,000 for the quarter ended September 30, 2012 and $3.5 million for the nine months ended September 30, 2012 as compared to $2.3 million for the quarter ended September 30, 2011, and $15.1 million for the nine months ended September 30, 2011. With continued weakness in the economy and real estate markets within our service area, we have maintained an adequate allowance for loan losses which totaled 2.97% of total loans at September 30, 2012 compared to 2.94% of total loans at June 30, 2012 and 3.34% at December 31, 2011. In determining the adequacy of the allowance for loan losses, Management's judgment is the primary determining factor for establishing the amount of the provision for loan losses and management considers the allowance for loan and lease losses September 30, 2012 to be adequate.

Non-performing assets, comprised of nonaccrual loans, troubled debt restructures (TDR), other real estate owned through foreclosure (OREO), and loans more than 90 days past days and still accruing interest, decreased approximately $17.8 million between December 31, 2011 and September 30, 2012. Additionally, nonperforming assets as a percentage of total assets decreased from 8.77% at December 31, 2011 to 6.20% at September 30, 2012. Nonaccrual loans decreased $7.6 million between December 31, 2011 and September 30, 2012, while OREO, decreased $3.6 million during the same period. Impaired loans totaled $21.1 million at September 30, 2012, down $10.7 million from the balance of $31.9 million at December 31, 2011.

United Security Bancshares is a $600+ million bank holding company. United Security Bank, its principal subsidiary is a state chartered bank and member of the Federal Reserve Bank of San Francisco.

FORWARD-LOOKING STATEMENTS

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended and the Company intends such statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Forward-looking statements are based on management's knowledge and belief as of today and include information concerning the Company's possible or assumed future financial condition, and its results of operations, business and earnings outlook. These forward-looking statements are subject to risks and uncertainties. A number of factors, some of which are beyond the Company's ability to control or predict, could cause future results to differ materially from those contemplated by such forward-looking statements. These factors include (1) changes in interest rates, (2) significant changes in banking laws or regulations, (3) increased competition in the company's market, (4) other-than-expected credit losses, (5) earthquake or other natural disasters impacting the condition of real estate collateral, (6) the effect of acquisitions and integration of acquired businesses, (7) the impact of proposed and/or recently adopted changes in laws, and regulations on the Company and its business; (8) changing bank regulatory conditions, policies, whether arising as new legislation or regulatory initiatives or changes in our regulatory classifications, that could lead to restrictions on activities of banks generally or as to the Bank, including specifically the formal order between the Federal Reserve Bank of San Francisco and the Company and the Bank, (9) failure to comply with the regulatory agreement under which the Company is subject and (10) unknown economic impacts caused by the State of California's budget issues. Management cannot predict at this time the severity or duration of the effects of the recent business slowdown on our specific business activities and profitability. Weaker or a further decline in capital and consumer spending, and related recessionary trends could adversely affect our performance in a number of ways including decreased demand for our products and services and increased credit losses. Likewise, changes in interest rates, among other things, could slow the rate of growth or put pressure on current deposit levels and affect the ability of borrowers to repay loans. Forward-looking statements speak only as of the date they are made, and the company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the statements are made, or to update earnings guidance including the factors that influence earnings. For a more complete discussion of these risks and uncertainties, see the Company's Annual Report on Form 10-K for the year ended December 31, 2011, and particularly the section of Management's Discussion and Analysis. Readers should carefully review all disclosures we file from time to time with the Securities and Exchange Commission ("SEC").

United Security Bancshares
Consolidated Balance Sheets
(dollars in thousands)
	September 30,	December 31,
	2012	2011
Assets
Cash and noninterest-bearing deposits in other banks	$21,859	$28,052
Cash and due from Federal Reserve Bank	119,661	96,132
Federal funds sold	0	0
Cash and cash equivalents	141,520	124,184
Interest-bearing deposits in other banks	1,506	2,187
Investment securities (AFS at market value)	42,157	38,458
Loans and leases, net of unearned fees	375,690	408,146
Less: Allowance for credit losses	(11,160)	(13,648)
Net loans	364,530	394,498
Premises and equipment - net	12,495	12,675
Bank owned life insurance	16,552	16,150
Intangible assets	4,792	5,041
Other real estate owned	23,487	27,091
Deferred Income Taxes	10,862	11,485
Other assets	15,730	19,563
Total assets	$633,631	$651,332
Deposits:
Noninterest bearing demand and NOW	$212,699	$224,907
Money market and savings	228,995	206,036
Time	109,362	143,484
Total deposits	551,056	574,427
Borrowed funds	0	0
Other liabilities	5,386	5,705
Junior subordinated debentures (at fair value)	9,515	9,027
Total liabilities	565,957	589,159
Shareholders' equity:
Common shares outstanding:
13,941,844 at September 30, 2012	42,432	41,435
Retained earnings	25,054	21,447
Accumulated other comprehensive loss	188	(709)
Total shareholders' equity	67,674	62,173
Total liabilities and shareholders' equity	$633,631	$651,332

United Security Bancshares
(dollars in 000s, except per share amounts)
	Three Months Ended September 30,	Three Months Ended September 30,	Nine months ended September 30,	Nine months ended September 30,
	2012	2011	2012	2011
Interest income:
Interest and fees on loans	$5,670	$6,378	$17,678	$19,235
Interest on investment securities	397	507	1,375	1,644
Interest on deposits in FRB	62	43	157	137
Interest on deposits in other banks	2	9	22	29
Total interest income	6,131	6,937	19,232	21,045
Interest expense:
Interest on deposits	441	615	1,356	2,051
Interest on other borrowed funds	68	82	207	250
Total interest expense	509	697	1,563	2,301
Net interest income before provision for credit losses	5,622	6,240	17,669	18,744
Provision for credit losses	4	2,446	1,010	12,497
Net interest income	5,618	3,794	16,659	6,247
Noninterest income:
Customer service fees	902	956	2,700	2,717
Increase in cash surrender value of
bank owned life insurance	147	143	427	424
Gain (Loss) on sale of other real estate owned	49	(85)	386	(129)
Gain (loss) on Fair Value Option of Financial Assets	(171)	1,923	(284)	1,778
Other noninterest income	208	353	2,396	802
Total noninterest income	1,135	3,290	5,625	5,592
Noninterest expense:
Salaries and employee benefits	2,078	2,263	6,676	6,804
Occupancy expense	1,004	864	2,608	2,666
Professional fees	408	642	1,092	2,061
Regulatory insurance assessments	275	366	1,058	1,354
Impairment losses and other expenses on OREO	0	885	0	2,007
Impairment losses on goodwill and intangible assets	0	0	0	1,525
Impairment losses on investment securities	113	308	284	308
Other noninterest expense	731	2,815	3,285	5,715
Total noninterest expense	4,609	8,143	15,003	22,440
Income before income tax provision	2,144	(1,059)	7,281	(10,601)
Provision (benefit) for income taxes	778	401	2,690	(3,148)
Net Income	$1,366	($1,460)	4,591	($7,453)

United Security Bancshares
Selected Financial Data (Quarters Unaudited)
(dollars in 000s, except per share amounts)
	Three months Ended September 30,	Three months Ended September 30,	Nine months ended September 30,	Nine months ended September 30,
	2012	2011	2012	2011
Basic earnings per share	$0.10	($0.10)	$0.33	($0.53)
Diluted earnings per share	$0.10	($0.10)	$0.33	($0.53)
Weighted average basic shares for EPS	13,941,844	13,941,844	13,941,844	13,941,844
Weighted average diluted shares for EPS	13,941,844	13,941,844	13,941,844	13,941,844

Annualized return on:
Average assets	.87%	(2.98%)	.99%	(1.50%)
Average equity	8.72%	(29.58%)	9.82%	(13.68%)
Yield on interest-earning assets	5.09%	4.90%	4.93%	5.00%
Cost of interest-bearing liabilities	0.65%	0.69%	.62%	0.74%
Net interest margin	4.23%	4.42%	4.53%	4.45%
Annualized net charge-offs to average loans	.46%	7.84%	1.19%	4.67%

	September 30,	December 31,
	2012	2011
Shares outstanding - period end	13,941,844	13,941,844
Book value per share	$4.85	$4.46
Tangible book value per share	$4.51	$4.10
Efficiency ratio	68.22%	96.63%
Total nonperforming assets	$39,305	$57,148
Nonperforming assets to total assets	6.20%	8.77%
Total Impaired loans	$21,143	$31,882
Total nonaccrual loans	$10,462	$18,098
Allowance for loan losses to total loans	2.97%	3.34%

CONTACT: Dennis R. Woods, President and Chief Executive Officer of United Security Bank, +1-559-248-4928